Exhibit 21
LIST OF SUBSIDIARIES

The following is a list of subsidiaries of the Company as of December 31, 2023
Name of Subsidiary                 Jurisdiction of Incorporation or Organization
14 Firstfield Holdings, LLC                Delaware
Novavax NL B.V.             The Netherlands
Novavax DE GmbH                    Germany
Novavax AB                 Sweden
Novavax CZ (formerly Praha Vaccines a.s.)     The Czech Republic
Novavax UK Limited                     United Kingdom
Novavax CH GmbH             Switzerland
Novavax FR SAS                    France
Novavax ES S.L.U.                    Spain
Novavax IT S.r.L                    Italy